Exhibit 99.1

Ocean Power Technologies Awarded Contract for Delivery of AI Capable Merrows Buoy in the Middle East

First confirmed order since being selected as preferred supplier

MONROE TOWNSHIP, NJ, July 15, 2024- Ocean Power Technologies, Inc. (NYSE American: OPTT) (“OPT” or the “Company”), a leader in innovative and cost-effective low-carbon marine power, data, and service solutions, today announced it has been awarded a contract for immediate delivery of a PowerBuoy equipped with Merrows, its Artificial Intelligence capable Maritime Domain Awareness Solution, in the Midde East. This contract will generate revenues in the current quarter. Due to the confidential nature of the award, details are not being disclosed.

The Company had previously announced its selection as a preferred supplier for its Merrows equipped buoys in the region.

Philipp Stratmann, CEO and President of OPT, expressed his enthusiasm about this revenue generating contract, stating, “We are continuing to grow our business across all our solutions, WAM-Vs and PowerBuoys. We believe this shipment for a solar and wind powered system highlights our ability to service almost all marine environments across the globe. Offering proven technology solutions makes it easy for our potential customers to integrate additional WAM-Vs and PowerBuoys into their operations and to put ocean intelligence into their hands.”

For additional information about OPT and its services, please visit our website Ocean Power Technologies.

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services. The Company’s headquarters is in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

FORWARD-LOOKING STATEMENTS:

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties, including the continued success of its Merrows solution, the successful delivery and deployment of our newer PowerBuoy and other products, and the realization of the potential revenue thereunder. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 203-561-6945 or investorrelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com